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                                   EXHIBIT 23.03

                            Consent of Price Waterhouse


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December 17, 1996



The Board of Directors
Symantec Corporation:


We consent to incorporation by reference, in the two registration statements on Form S-8 filed on or about December 20, 1996 by Symantec Corporation of our report dated August 8, 1995, relating to the balance sheet of Delrina Corporation as of June 30, 1995, and the related consolidated statements of operations, retained earnings (deficit) and changes in financial position for the years ended June 30, 1995 and 1994 which appears in the Fiscal 1996 Form 10-K of Symantec Corporation.


/s/ PRICE WATERHOUSE
Chartered Accountants